Exhibit 99(a)(1)(A)
OFFER TO PURCHASE FOR CASH
BY HANCOCK PARK CORPORATE INCOME, INC.
SHARES OF COMMON STOCK
AT A PURCHASE PRICE EQUAL TO THE NET ASSET VALUE PER SHARE
AS OF JUNE 27, 2025
THE OFFER WILL EXPIRE AT 11:59 P.M., CENTRAL TIME, ON
JUNE 26, 2025, UNLESS THE OFFER IS EXTENDED.
To the Stockholders of Hancock Park Corporate Income, Inc.:
Hancock Park Corporate Income, Inc., an externally-managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the U.S. Investment Company Act of 1940, as amended (the “1940 Act”), and is incorporated in Maryland (the “Company,” “Hancock Park” “our,” “we,” or “us”) is offering to purchase up to 42,970 shares of our issued and outstanding common stock, par value $0.001 per share (“Common Stock”), which represents 2.5% of the weighted average number of shares of our outstanding Common Stock for the trailing 12-month period ended March 31, 2025, at a price per share (the “Purchase Price”) equal to the net asset value (“NAV”) per share of the Common Stock on June 27, 2025. The term “Shares” as used herein refers only to those shares of Common Stock that are eligible to be repurchased.
The offer is for cash and is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer will expire at 11:59 P.M., Central Time, on June 26, 2025 (the “Expiration Date”), unless extended. Each stockholder may request that we repurchase up to all of the shares owned by any such stockholder. However, to the extent that the number of Shares submitted pursuant to the Offer exceeds the number of Shares that we are able to purchase, we will repurchase Shares on a pro rata basis, subject to “odd-lot” priority, from among the requests for repurchase received by the Company. If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares and do not properly withdraw all such Shares before the Expiration Date, and you complete the section entitled “Odd Lots” in the Letter of Transmittal, we will purchase all of your Shares without subjecting the purchase to pro rata reduction, upon the terms and subject to the conditions of the Offer.
The Offer is intended to provide stockholders with the potential for a measure of liquidity since there is otherwise no public market for our Common Stock. See Section 2 below.
THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 3 BELOW.
IMPORTANT INFORMATION
Stockholders who desire to tender their Shares should properly (1) complete and sign the Letter of Transmittal, including any required signature guarantee(s), and mail or deliver it and any other documents required by the Letter of Transmittal; or (2) request that their registered investment adviser, broker, dealer, commercial bank, trust company or other nominee effect the transaction on their behalf. The Company reserves the absolute right to reject tenders determined not to be in appropriate form, subject to the rights of tendering stockholders to challenge the Company’s determination in a court of competent jurisdiction.
IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.
NEITHER THE COMPANY, ITS BOARD OF DIRECTORS (THE “BOARD”) NOR OFS CAPITAL MANAGEMENT, LLC (THE “ADVISER”) MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY, ITS BOARD OR THE ADVISER AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ITS BOARD OR THE ADVISER. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL

INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.
Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if the information contained herein is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Offer to Purchase is May 22, 2025.
The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstance or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Offer materials shall not under any circumstances create any implication that the information contained therein is current as of any time subsequent to the date of such information.

SUMMARY TERM SHEET
(Section references are to this Offer to Purchase)
This Summary Term Sheet highlights the material information concerning the Offer. For a more complete discussion of the terms and conditions of the Offer, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal, which will be mailed to stockholders on or before May 29, 2025.
What is the Offer?
We are offering to purchase up to 42,970 shares of our issued and outstanding Common Stock at a price per share equal to the NAV per share on June 27, 2025. This amount represents 2.5% of the weighted average number of shares of our outstanding Common Stock for the trailing 12-month period ended March 31, 2025. The term “Shares” as used herein, refers only to those shares of Common Stock that are eligible to be repurchased. The Offer is for cash at the Purchase Price.
Why is the Company making the tender offer?
The purpose of the Offer is to provide stockholders with the potential for a measure of liquidity since there is otherwise no public market for our Common Stock. See Section 2 below. The Offer is for cash at a price per share equal to the Purchase Price. You will not receive interest on the Purchase Price under any circumstances.

This Offer is being made at the discretion of the Board and subject to applicable law, including Section 23(c) of the 1940 Act and Rule 13e-4 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Subject to the Board’s discretion, we intend to conduct quarterly tender offers in accordance with the requirements of Rule 13e-4 under the Exchange Act and the 1940 Act. The Board has complete discretion to determine whether we will engage in any share repurchase and, if so, the terms of such repurchase. See Section 2 below.
When will the Offer expire, and may the Offer be extended?
The Offer will expire at 11:59 P.M., Central Time, on June 26, 2025, unless extended. We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the Offer otherwise would have expired. See Section 15 below.
How was the Purchase Price Determined?
The Purchase Price is equal to the Company’s NAV per Share as of June 27, 2025. The Board approves the valuation of the Company’s assets on at least a quarterly basis. The Company’s investments are valued at fair value as determined in good faith by Company management under the supervision, and review and approval of the Board. These fair values are determined in accordance with a documented valuation policy and a consistently applied valuation process.

The Company’s NAV per Share reflected in the Purchase Price will be determined by the Pricing Committee of the Board (the “Pricing Committee”) no later than 48 hours (excluding Sundays and holidays) prior to June 27, 2025. In determining the Purchase Price, the Pricing Committee will consider the following factors, among others, in making such determination:

•the NAV per share as of the most recently completed calendar quarter; and
•an assessment of whether any material change in the NAV per share has occurred (including through the realization of net gains on the sale of portfolio investments), or any material change in the fair value of portfolio investments has occurred, in each case, from the period beginning on the date of the most recently completed calendar quarter to the period ending no later than 48 hours (excluding Sundays and holidays) prior to June 27, 2025.

The NAV per share on May 20, 2025, the date of the most recently completed and disclosed NAV, was $9.61.

Are there conditions to the Offer?
Yes. Our obligation to accept for payment and pay for the Shares in the Offer is subject to a number of conditions that must be satisfied or waived (to the extent permitted by law) on or prior to the expiration of the Offer. See Section 3 below for a more complete description of the conditions to the Offer.
Additionally, if the amount of repurchase requests exceeds the number of Shares we seek to repurchase, we will repurchase Shares on a pro rata basis, subject to “odd lot” priority as described in Section 1 below, in accordance with the number of Shares tendered by each stockholder (and not timely withdrawn).
How do I tender my Shares?
Once you receive the Offer materials, which consists of the Offer to Purchase, the related Letter of Transmittal and any amendments or supplements thereto, you should read them, and if you should decide to tender, complete and submit a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by us at the address listed on page 6, in proper form, before 11:59 P.M., Central Time, on June 26, 2025 (unless the Offer is extended by us, in which case the new deadline will be as stated in the public announcement of the extension). See Section 4 below.
Is there any cost to tender?
There is no cost charged by us in connection with the Offer. See the Letter of Transmittal.
May I withdraw my Shares after I have tendered them and, if so, by when?
Yes, you may withdraw your Shares at any time prior to the expiration of the Offer (including any extension period) by submitting a Notice of Withdrawal to us at the address listed on page 6, which must be received by us prior to the expiration of the Offer (including any extension period). In addition, you may withdraw your tendered Shares any time after July 25, 2025 (which is forty (40) business days after the commencement of the Offer), if they have not been accepted for payment by that date. See Section 5 below.
How do I withdraw tendered Shares?
A Notice of Withdrawal of tendered Shares, which specifies the name of the stockholder who tendered the Shares, the number of Shares being withdrawn and other information, must be received by us prior to the expiration of the Offer (including any extension period). See Section 5 below and the Form of Notice of Withdrawal which accompanies the Offer as Exhibit 99(a)(1)(C).
May I place any conditions on my tender of Shares?
No.
Is there a limit on the number of Shares I may tender?
No.
What if more than the amount of Shares offered for repurchase are tendered (and not timely withdrawn)?
We will purchase duly tendered Shares from tendering stockholders pursuant to the terms and conditions of the Offer on a pro rata basis, subject to “odd lot” priority, in accordance with the number of Shares tendered by each stockholder (and not timely withdrawn). If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares and do not properly withdraw all such Shares before the Expiration Date, and you complete the section entitled “Odd Lots” in the Letter of Transmittal, we will purchase all of your Shares without subjecting the purchase to pro rata reduction, upon the terms and subject to the conditions of the Offer. See Section 1 below.

If I decide not to tender, how will the Offer affect the Shares I hold?
If Shares are tendered pursuant to the Offer, your percentage ownership interest in the Company will increase after completion of the Offer. If no Shares are tendered pursuant to the Offer, your percentage ownership in the Company will not be affected as a result of the Offer. See Section 10 below.
Does the Company have the financial resources to make payment for Shares tendered in the Offer?
Yes. See Section 7 below.
If the Company accepts the Shares I tender, when will payment be made?
Payment for properly tendered Shares (which are not timely withdrawn) will be made promptly following expiration of the Offer. See Section 6 below.
What is the accounting treatment of the Offer?
The purchase of Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate Purchase Price of the Shares we purchase and a corresponding increase in liabilities and/or reduction in total cash and cash equivalents depending on the source of funding. See Section 10 below.
Is my sale of Shares in the Offer a taxable transaction?
For most stockholders, yes. We anticipate that U.S. Stockholders (defined in Section 13 below), other than those who are tax-exempt, who sell Shares in the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted tax basis in the Shares. The sale date for tax purposes will be the date we accept Shares for purchase. See Section 13 below for details, including the nature of the income or loss and the possibility of other tax treatment. Section 13 also discusses the treatment of Non-U.S. Stockholders. Please consult your tax advisor for details regarding your specific tax treatment and obligations.
Is the Company required to complete the Offer and purchase all Shares tendered, assuming the total Shares tendered are less than the total Shares offered?
Under most circumstances, yes. There are certain circumstances, however, in which we will not be required to purchase any Shares tendered, as described in Section 3 below.
Is there any reason Shares tendered would not be accepted?
In addition to those circumstances described in Section 3 in which the Company is not required to accept tendered Shares, we have reserved the right to reject any and all tenders determined by us not to be in appropriate form, subject to the rights of tendering stockholders to challenge the Company’s determination in a court of competent jurisdiction. For example, tenders will be rejected if the tender does not include original signature(s) or the original of any required signature guarantee(s).
How will tendered Shares be accepted for payment?
Properly tendered Shares will be accepted for payment promptly following expiration of the Offer. See Section 6 below.
Do I need to take any action if I decide not to tender my Shares?
No.
Does management encourage stockholders to participate in the Offer, and will they participate in the Offer?
No. Neither we nor our Board nor the Adviser is making any recommendation to tender or to not tender Shares in the Offer. No other person has been authorized to make any recommendation on behalf of the Company, our Board or the Adviser as to whether stockholders should tender or refrain from tendering Shares pursuant to the Offer, or to make any representation or give any information in connection with the offer other than that which is contained herein or in the accompanying Letter of Transmittal. If made or given, any such recommendation must not be relied upon as having been authorized by the Company, our Board or the Adviser. Stockholders should consult their own investment and tax advisers and make their own decisions regarding whether to tender or refrain from tendering their Shares. None of our directors or executive officers and none of the Adviser’s executive officers will tender any of their Shares in the Offer. See Section 1 below.
How do I obtain information?
Questions and requests for assistance or requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other Offer documents should be directed to Hancock Park Corporate Income, Inc. as follows:

Telephone: (866) 907-2653
The Letter of Transmittal should be sent to the Company at the following address:

If using regular mail:
Hancock Park Corporate Income, Inc.
Attention: Investor Services Department
P.O. Box 2609
San Rafael, CA 94912-2609

If using overnight mail, UPS, FedEx or Courier:

Hancock Park Corporate Income, Inc.
Attention: Investor Services Department
125 E Sir Francis Drake Blvd, Ste 401
Larkspur, CA 94939-1820

1.  Purchase Price; Number of Shares; Expiration Date.
Hancock Park Corporate Income, Inc., an externally-managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, and that is incorporated in Maryland is offering to purchase up to 42,970 shares of its issued and outstanding Common Stock, which represents 2.5% of the weighted average number of shares of our outstanding Common Stock for the trailing 12-month period ended March 31, 2025, at a price per share equal to the NAV per share on June 27, 2025 (the “Purchase Price”). The Offer is for cash at a price per share equal to the Purchase Price. You will not receive interest on the Purchase Price under any circumstances.
The Offer is intended to provide stockholders with the potential for a measure of liquidity since there is otherwise no public market for our Common Stock. See Section 2 below.
If more than the number of Shares offered for repurchase are duly tendered pursuant to the Offer (and not withdrawn, as provided in Section 5 below), we will repurchase Shares on a pro rata basis, subject to “odd lot” priority, in accordance with the number of Shares duly tendered by or on behalf of each stockholder (and not so withdrawn). As a result, we may repurchase less than the full amount of Shares that you request to have repurchased.
Any stockholder who owns, beneficially or of record, fewer than 100 Shares in the aggregate (an “odd lot”), properly tenders all, but not less than all, of its odd lot Shares, completes the section entitled “Odd Lots” in the Letter of Transmittal, and does not properly withdraw any of the tendered Shares before the Expiration Date is referred to herein as an “Odd Lot Holder.” To the extent that the number of Shares duly tendered (and not withdrawn) exceed the number of Shares offered for repurchase, all of the Shares of Odd Lot Holders will be accepted for payment before any pro rata reduction of the repurchase of Shares properly tendered and not withdrawn by stockholders who are not Odd Lot Holders, provided that this priority to Odd Lot Holders is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if such holders have separate accounts or certificates representing fewer than 100 Shares. To qualify for this priority, an Odd Lot Holder must tender (and not withdraw) all Shares owned by such Odd Lot Holder in accordance with the procedures described in Section 4 below.
As of March 31, 2025, the weighted average number of issued and outstanding shares of Common Stock for the trailing 12-month period was 1,718,794.
The Offer will remain open until 11:59 P.M., Central Time, on June 26, 2025 (the “Expiration Date”), unless and until we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term “Expiration Date” will refer to the latest time and date at which the Offer expires. See Section 14 below for a description of our rights to extend, delay, terminate and/or amend the Offer.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) we increase or decrease the price to be paid for Shares, or we increase or decrease the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten (10) business days. In addition, to the extent the methodology by which we determine the Purchase Price changes following the date tender offer materials were provided to you, we will extend the Offer by at least ten (10) business days.
A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, Central Time.
In the judgment of our Board, including the independent directors, the Offer is in the best interests of our stockholders and does not violate applicable law. Under the Maryland General Corporation Law, a Maryland corporation may not make a distribution to stockholders, including pursuant to a repurchase program, if, after giving effect to the distribution, (i) the corporation would not be able to pay its indebtedness in the ordinary course or (ii) the corporation’s total assets would be less than its total liabilities plus preferential amounts payable on dissolution with respect to preferred stock.
The Board may also consider the following factors, among others, in making its determination regarding whether to cause us to offer to repurchase Shares and under what terms:

•the effect of such repurchases on our intended qualification as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) (including the consequences of any necessary asset sales);
•the liquidity of our assets (including fees and costs associated with disposing of assets);
•our investment plans and working capital requirements;
•the relative economies of scale with respect to our size;
•our history in repurchasing Shares or portions thereof; and
•the condition of the securities markets, including changes in political, economic or industry conditions that have had, and may continue to have, material adverse impacts on financial and capital markets due to, among other things, the impacts of interest rate and inflation rate changes, the risk of recession or a shutdown of U.S. government services and related market volatility, instability in the U.S. and international banking systems, the agenda of the new U.S. presidential administration, including the potential impact of tariff enactment and tax reductions and the ongoing war between Russia and Ukraine.
The Board has approved the Offer. The Board recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and stockholders should consult with their personal advisors if they have questions about their specific financial or tax situation. As a result, neither we, our Board nor our Adviser are expressing any opinion as to whether a stockholder should accept or reject the Offer. No other person has been authorized to make any recommendation on our behalf or on behalf of our Board or the Adviser as to whether stockholders should tender or refrain from tendering Shares pursuant to the Offer, or to make any representation or give any information in connection with the Offer other than that which is contained herein or in the accompanying Letter of Transmittal. If made or given, any such recommendation must not be relied upon as having been authorized by us, our Board or the Adviser.
2.  Purpose of the Offer; Plans or Proposals of the Company.
The Offer is intended to provide stockholders with the potential for a measure of liquidity since there is otherwise no public market for our Common Stock. We intend, subject to the discretion of our Board, to conduct quarterly share repurchases of approximately 10% of the weighted average number of outstanding shares of Common stock in any 12-month period, subject to a 2.5% limit in each quarter. Any subsequent tender offer to repurchase issued and outstanding shares of Common Stock will be subject to the discretion of our Board.
The Offer is for cash at a price per share equal to the Purchase Price. You will not receive interest on the Purchase Price under any circumstances.
We will conduct this repurchase offer to allow stockholders to tender their shares of our Common Stock at a price per share equal to our NAV per Share as of June 27, 2025. The Offer is being made at the discretion of the Board and subject to applicable law, including Section 23(c) of the 1940 Act and Rule 13e-4 under the Exchange Act. Subject to the Board’s discretion, we intend to conduct quarterly tender offers in accordance with the requirements of Rule 13e-4 under the Exchange Act and the 1940 Act. The Board has complete discretion to determine whether we will engage in any share repurchase and, if so, the terms of such repurchase. At the discretion of the Board, we may use cash on hand, cash available from borrowings, and cash from liquidation of securities investments as of the end of the applicable period to repurchase Shares.
Except as previously disclosed by us, or as may occur in the ordinary course of business, we do not have any present plans or proposals and are not engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (b) other than in connection with transactions in the ordinary course of the Company’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (c) any material change in the Company’s present dividend rate or policy, or indebtedness or capitalization of the Company; (d) any change in the composition of the Board or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of members of the Board, to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; (e) any other material change in the Company’s corporate structure or business, including any plans or proposals to make any changes in the Company’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) any class of the Company’s equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a registered national securities association; (g) any class of the Company’s equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; or (i) other than in connection with transactions in the ordinary course of the Company’s operations, any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

3.  Certain Conditions of the Offer.
Shares held of record as of May 15, 2025 are eligible to be repurchased pursuant to the Offer. If the amount of repurchase requests exceeds the number of Shares we are offering to repurchase, we will repurchase Shares on a pro rata basis, subject to the exception for Odd Lot Holders who tender (and do not withdraw) all of their Shares, in accordance with the number of Shares tendered by each stockholder (and not timely withdrawn).
Notwithstanding any other provision of the Offer, we will not be required to purchase any Shares tendered pursuant to the Offer if such repurchase will cause us to be in violation of the securities, commodities or other laws of the United States or any other relevant jurisdiction. Further, we will not be required to purchase any Shares tendered in the Offer if there is any (i) material legal action or proceeding instituted or threatened which challenges, in the Board’s judgment, the Offer, or otherwise materially adversely affects the Company or the value of our Common Stock, (ii) declaration of a banking moratorium by Federal, state or foreign authorities or any suspension of payment by banks in the United States, New York State or in a foreign country that is material to the Company, (iii) limitation that affects the Company or the issuers of its portfolio securities imposed by Federal, state or foreign authorities on the extension of credit by lending institutions or on the exchange of foreign currencies, (iv) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country that is material to the Company, or (v) other event or condition which, in the Board’s judgment, would have a material adverse effect on the Company or its stockholders if Shares tendered pursuant to the Offer were purchased.
The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and any such condition may be waived by us, in whole or in part, at any time and from time to time in our reasonable judgment. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time; provided that any such waiver shall apply to all tenders of Shares. Any determination by us concerning the events described in this Section 3 shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction.
We reserve the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. See Section 14 below.
4.  Procedures for Tendering Shares.
Participation in the Offer is voluntary. If you elect not to participate in the Offer, your Shares will remain outstanding. To participate in the Offer, you must complete and deliver the accompanying Letter of Transmittal to us at:

If using regular mail:
Hancock Park Corporate Income, Inc.
Attention: Investor Services Department
P.O. Box 2609
San Rafael, CA 94912-2609

If using overnight mail, UPS, FedEx or Courier:

Hancock Park Corporate Income, Inc.
Attention: Investor Services Department
125 E Sir Francis Drake Blvd, Ste 401
Larkspur, CA 94939-1820

The Letter of Transmittal must be received by us at the address above before 11:59 P.M., Central Time, on June 26, 2025, when the Offer expires.
a.     Proper Tender of Shares and Method of Delivery.  For Shares to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the originals of any required signature guarantee(s) for all Shares to be tendered and any other documents required by the Letter of Transmittal must be physically received by us at the address listed above before 11:59 P.M., Central Time, on the Expiration Date. These materials may be sent via mail, courier, or personal delivery. Odd Lot Holders must properly tender all of their Shares, not withdraw any such

Shares and complete the section entitled “Odd Lots” in the Letter of Transmittal to qualify for the priority treatment available to Odd Lot Holders set forth in Section 1.
THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURED, IS RECOMMENDED.
Stockholders have the responsibility to cause their Shares to be tendered, the Letter of Transmittal properly completed and bearing original signature(s), including any required signature guarantees, and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the Purchase Price.
b.     Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt), and acceptance of tenders will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Shares if, in the opinion of our counsel, accepting, purchasing or paying for such Shares would be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or stockholder(s). Our interpretations, in consultation with our counsel, of the terms and conditions of the Offer shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction.
NEITHER THE COMPANY, NOR ITS BOARD, NOR THE ADVISER NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.
c.     United States Federal Income Tax Withholding.    To prevent the imposition of U.S. federal backup withholding tax equal to 24% of the gross payments made pursuant to the Offer, prior to receiving such payments, each stockholder accepting the Offer who has not previously submitted to the Company a correct, completed, and signed Internal Revenue Service (“IRS”) Form W-9 (“Form W-9”) (for U.S. Stockholders (as defined in Section 13 below)) or IRS Form W-8BEN (“Form W-8BEN”), IRS Form W-8BEN-E (“Form W-8BEN-E”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), or other applicable form (for Non-U.S. Stockholders (as defined in Section 13 below)), or otherwise established an exemption from such withholding, must submit the appropriate form to the Company. See Section 13 below.
5.  Withdrawal Rights.
At any time prior to 11:59 P.M., Central Time, on the Expiration Date, and, if the Shares have not by then been accepted for payment by us, at any time after July 25, 2025 (which is forty (40) business days after the commencement of the Offer), any stockholder may withdraw any amount of the Shares that the stockholder has tendered.
To be effective, a written notice of withdrawal of Shares tendered must be timely received by us via mail, courier, or personal delivery at the address listed on page 6. Any notice of withdrawal must be substantially in the form attached hereto as Exhibit 99(a)(1)(C) and specify the name(s) of the person having tendered the Shares to be withdrawn and the number of Shares to be withdrawn.
All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, which determination shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 above prior to 11:59 P.M., Central Time, on the Expiration Date.
6.  Payment for Shares.
Our acceptance of your Shares will form a binding agreement between you and the Company on the terms and subject to the conditions of the Offer. You will not receive interest on the Purchase Price under any circumstances.
In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by us of: (a) a Letter of Transmittal properly completed and bearing original signature(s) and any required signature guarantee(s), and (b) any other documents required by the Letter of Transmittal. We may not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3 above.
Any tendering stockholder or other payee who has not previously submitted a correct, completed, and signed Form W-9, Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI or other appropriate form, as necessary, and who fails to complete fully and sign either the Substitute Form W-9 in the Letter of Transmittal or other appropriate form (e.g., Form W-8BEN, Form W-8BEN-E, Form W-8IMY or Form W-8ECI) and provide such properly completed form to us may be subject to U.S. federal backup withholding tax of 24% of the gross proceeds paid to such stockholder or other payee pursuant to the Offer. See Section 13 regarding this tax as well as possible withholding at the rate of 30% (or lower applicable treaty rate) on the gross proceeds payable to tendering Non-U.S. Stockholders.
7.  Source and Amount of Funds.
The total maximum cost to us for repurchasing Shares pursuant to the Offer would be approximately $412,942, assuming a Purchase Price of $9.61, excluding filing, printing, mailing, and processing fees. As discussed in Section 1, we are limiting the aggregate number of Shares to be repurchased to 42,970 Shares, which represents 2.5% of the weighted average number of shares of our outstanding Common Stock for the trailing 12-month period ended March 31, 2025. The actual number of Shares that will be repurchased and, therefore, our total cost of purchasing Shares pursuant to the Offer, is not determinable at this time. We will use (a) cash on hand or (b) the proceeds of the sale of liquid securities and assets held by the Company that can be liquidated, without penalty, within thirty (30) days, to fund the purchase of Shares validly tendered and not withdrawn in the offer. None of the Company, the Board or the Adviser has determined at this time to borrow funds to purchase Shares tendered in connection with the Offer.
8.  Financial Statements.
Financial statements have not been included herein because the consideration offered to stockholders consists solely of cash; the Offer is not subject to any financing condition; and the Company is a public reporting company under Section 13(a) of the Exchange Act, and files its reports electronically on the EDGAR system.
Reports and other information about the Company are available on the EDGAR Database on the SEC’s Internet site (www.sec.gov), and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov.
9.  Interests of Directors, Executive Officers and Certain Related Persons; Transactions and Arrangements Concerning the Shares.
Shares Outstanding.    As of May 15, 2025, we had approximately 1,620,077 issued and outstanding Shares.
Interests of Directors and Executive Officers.    As of May 15, 2025, our directors and executive officers as a group (7 persons) beneficially owned an aggregate of zero (0) Shares, representing zero percent (0.0%) of the total number of outstanding Shares. None of our directors or executive officers intends to tender any of their Shares in the Offer.
As of May 15, 2025, no person beneficially owned Shares (as determined under Rule 13d-3 promulgated under the Exchange Act) that, to our knowledge and based on the most current Schedule 13Ds and 13Gs filed with the SEC for any such person, represented more than 5% of the outstanding Shares. In accordance with the rules promulgated by the SEC, Shares are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest of or direct the divestment of the securities. A person is also considered to beneficially own Shares that he or she has the right to acquire within sixty (60) days after May 15, 2025, in accordance with Rule 13d-3 promulgated under the Exchange Act.
During the sixty (60) days prior to May 15, 2025, the Company has issued -0- shares for net proceeds of $0 pursuant to a continuous private offering conducted pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended. Based upon our records and upon information provided to us, there have not been any other transactions in shares that as of May 15, 2025 were effected during such period by any of our directors or executive officers, any person controlling the Company, any director or executive officer of any corporation or other person ultimately in control of the Company, any associate or minority-owned subsidiary of the Company or any executive officer or director of any subsidiary of the Company. Except as set forth in the Offer, neither we nor, to the best of our knowledge, any of the above mentioned persons, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). Based upon information provided or available to us, none of our directors or executive officers intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person.
10.  Certain Effects of the Offer.
The purchase of Shares pursuant to the Offer may have the effect of increasing the proportionate interest in the Company of stockholders who do not tender Shares. If Shares are purchased pursuant to the Offer, all stockholders remaining after the Offer will be subject to any increased risks associated with the reduction in the number of outstanding shares of our Common Stock and the reduction in the Company’s assets resulting from payment for the tendered Shares. See Section 7 above. All Shares purchased by the Company pursuant to the Offer will be retired and thereafter will be authorized and unissued shares. Rule 13e-4 promulgated under the Exchange Act prohibits us and our affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten (10) business days following the Expiration Date.
Accounting Treatment.    The purchase of Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate Purchase Price of the Shares we purchase and a corresponding increase in liabilities and/or reduction in total cash and cash equivalents depending on the source of funding.
11.  Certain Information about the Company.
We are an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act. We have elected to be treated for U.S. federal income tax purposes as a RIC under Subchapter M of the Code. We are managed by the Adviser, a Delaware limited liability company that is registered as an investment adviser with the SEC. The Adviser oversees the management of our activities and is responsible for making investment decisions for our portfolio.
Our investment objective is to provide our stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. Our investment strategy focuses primarily on investments in middle-market companies in the United States. We use the term “middle-market” to refer to companies that may exhibit one or more of the following characteristics: number of employees between 150 and 2,000; revenues between $15 million and $300 million; annual EBITDA, between $5 million and $50 million; generally, private companies owned by private equity firms or owners/operators; and enterprise value between $10 million and $500 million.
Our investment strategy focuses primarily on middle-market companies in the United States, including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. We also may invest up to 30% of our portfolio in opportunistic investments of portfolio companies not otherwise eligible under BDC regulations. Specifically, as part of this 30% basket, we may consider investments in investment funds that are operating pursuant to certain exceptions to the 1940 Act and in advisers to similar investment funds, as well as in debt of middle-market companies located outside of the United States and debt and equity of public companies that do not meet the definition of eligible portfolio companies because their market capitalization of publicly traded equity securities exceeds the levels provided for in the 1940 Act.
Our principal office is located at 222 West Adams Street, Suite 1850, Chicago, Illinois 60606.
12.  Additional Information.
 Information concerning our business, including our background, strategy, business, investment portfolio, competition, and personnel, as well as our financial information, is included in:
•our Registration Statement on Form 10, as amended, filed with the SEC on June 6, 2016, and as amended and supplemented thereafter;
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 14, 2025;
•our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025, as filed with the SEC on May 9, 2025;
•our Current Reports on Form 8-K (excluding any information furnished therein), as filed with the SEC on January 29, 2025, January 31, 2025, February 28, 2025, March 31, 2025, April 21, 2025, April 30, 2025 and May 20, 2025; and
•our Issuer Tender Offer Statement on Schedule TO, as filed with the SEC on May 22, 2025.

Each of the foregoing documents is incorporated by reference herein. We also hereby incorporate by reference additional documents that we may file with the SEC between the date of the Offer and the Expiration Date of the Offer. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.
We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Shares as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Section 3.
13.  Certain United States Federal Income Tax Consequences.
The following is a summary of the material U.S. federal income tax consequences of the Offer to U.S. Stockholder and Non-U.S. Stockholder (each as defined below), in each case, whose Shares are tendered and accepted for payment pursuant to the Offer. This summary is based upon the Code, U.S. Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in the Offer (possibly on a retroactive basis). This summary assumes that Shares held by stockholders as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). It does not address all of the tax consequences that may be relevant to particular stockholders in light of their particular circumstances, or to stockholders subject to special rules, including, without limitation, pass-through entities (including arrangements and entities treated as partnerships, “grantor trusts” and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, U.S. expatriates, mutual funds, real estate investment trusts, BDCs, cooperatives, trusts and estates, persons who mark-to-market our Shares, tax-exempt organizations, persons who are subject to the alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or other integrated investment, stockholders that have a functional currency other than the U.S. dollar, or persons who acquired their Shares upon the exercise of stock options or otherwise as compensation. This summary also does not address any state, local, non-U.S. or other tax consequences of participating in the Offer. See Section 4.c. “Procedures for Tendering Shares—United States Federal Income Tax Withholding” above. This summary is included for general information only. Each Stockholder is urged to consult such Stockholder’s own tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.
For purposes of this discussion, a “U.S. Stockholder” is a beneficial holder of Shares that, for U.S. federal income tax purposes, is (1) a citizen or individual resident of the United States, (2) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any State or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (x) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of section 7701(a)(30) of the Code, have authority to control all of its substantial decisions, or (y) it has a valid election in place to be treated as a U.S. person.
A “Non-U.S. Stockholder” is a beneficial holder of Shares that is not a “pass-through entity” (including a partnership) for U.S. federal income tax purposes and that also is not a U.S. Stockholder.
If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A prospective stockholder that is a partner in a partnership holding Shares should consult his, her or its tax advisor with respect to the purchase, ownership and disposition of Shares.
a.     U.S. Stockholders.    The sale of Shares pursuant to the Offer generally will be a taxable transaction for federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend.” Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the receipt of cash: (a) results in a “complete termination” of the stockholder’s interest in the Company, (b) is “substantially disproportionate” with respect to the stockholder or (c) is “not essentially equivalent to a dividend” with respect to the stockholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. Although it generally is anticipated that most stockholders who tender shares would satisfy one of these three tests for “sale or exchange” treatment, stockholders should consult their own tax advisors to determine if any of these tests would be satisfied in light of their own unique circumstances. If any of these three tests for “sale or exchange” treatment is met, a stockholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the adjusted tax basis of the Shares sold. The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to Shares sold will be long-term capital gain or loss if the holding period for such Shares is more than one year. The maximum long-term capital gains rate applicable to individual stockholders is generally 20%. Specific limitations may apply to the deductibility of capital losses by a U.S. Stockholder. Under the “wash sale” rules of the Code, recognition of a loss on Shares sold pursuant to the Offer ordinarily will be disallowed to the extent a stockholder acquires substantially identical Shares within thirty (30) days before or after the date the Shares are purchased by the Company pursuant to the Offer. In that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. Additionally, any loss realized upon a taxable disposition of Shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gains dividends received by the stockholder (or amounts credited to the stockholder as undistributed capital gains) with respect to such Shares.
If none of the tests set forth in Section 302(b) of the Code are met, amounts received by a stockholder who sells Shares pursuant to the Offer will be taxable to the stockholder as a “dividend” to the extent of such stockholder’s allocable share of the Company’s current or accumulated earnings and profits. The excess of such amounts received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the stockholder’s adjusted tax basis in the Shares sold pursuant to the Offer). Any amounts received in excess of the stockholder’s adjusted tax basis in such case will be treated as taxable gain. If the amounts received by a tendering Stockholder are treated as a “dividend,” the tax basis in the Shares tendered to the Company will be transferred to any remaining Shares held by such stockholder.
In addition, if a tender of Shares is treated as a “dividend” to a tendering stockholder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to a stockholder whose proportionate interest in the earnings and assets of the Company has been increased by such tender. Stockholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the sale of Shares pursuant to the Offer.
Individuals with modified adjusted gross incomes in excess of $200,000 ($250,000 in the case of married individuals filing jointly) and certain estates and trusts are subject to an additional 3.8% tax on their “net investment income,” which generally includes net income from interest, dividends, annuities, royalties, and rents, and net capital gains (other than certain amounts earned from trades or businesses).
The Company may be required to withhold 24% of the gross proceeds paid to a U.S. Stockholder or other payee (a “Payee”) pursuant to the Offer unless either: (a) the Payee has completed and submitted to the Company a Form W-9 (or Substitute Form W-9), providing the Payee’s taxpayer identification number, and certifying under penalties of perjury that: (1) such number is correct; (2) either (i) the Payee is exempt from backup withholding, (ii) the Payee has not been notified by the IRS that the Payee is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the Payee that the Payee is no longer subject to backup withholding; or (b) an exception applies under applicable law. A Substitute Form W-9 is included as part of the Letter of Transmittal for U.S. Stockholders.
b.     Non-U.S. Stockholders.    The U.S. federal income taxation of a Non-U.S. Stockholder on a sale of Shares pursuant to the Offer depends on whether this transaction is “effectively connected” with a trade or business carried on in the U.S. by the Non-U.S. Stockholder (and if an income tax treaty applies, on whether the Non-U.S. Stockholder maintains a U.S. permanent establishment) as well as the tax characterization of the transaction as either a sale of the Shares or a dividend distribution by the Company, as discussed above for U.S. Stockholders. If the sale of Shares pursuant to the Offer is not so effectively connected (or, if an income tax treaty applies, the Non-U.S. Stockholder does not maintain a U.S. permanent establishment) and if, as anticipated for U.S. Stockholders, it gives rise to gain or loss rather than dividend treatment, any gain realized by a Non-U.S. Stockholder upon the tender of Shares pursuant to the Offer generally will not be subject to U.S. federal income tax or to any U.S. tax withholding; provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under an income tax treaty) if the Non-U.S. Stockholder is a non-resident alien individual who is physically present in the United States for 183 days or more during the taxable year of the sale and certain other conditions exist. If, however, Non-U.S. Stockholders are deemed, for the reasons described above in respect of U.S. Stockholders, to receive a dividend distribution from the Company with respect to Shares they tender, the portion of the distribution treated as a dividend to the Non-U.S. Stockholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Stockholder (or, if an income tax treaty applies, the Non-U.S. Stockholder does not maintain a U.S. permanent establishment). The amount of the dividend subject to withholding tax generally would not include any portion of such dividend properly reported as a capital gain dividend and any portion of such dividend properly reported as an interest-related dividend or short-term capital gain dividend.
If the amount realized on the tender of Shares by a Non-U.S. Stockholder is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Stockholder (and, if an income tax treaty applies, the Non-U.S. Stockholder maintains a U.S. permanent establishment), regardless of whether the tender is characterized as a sale or as giving rise to a dividend distribution from the Company for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner discussed above as if the Shares involved were tendered by a U.S. Stockholder.
Any dividends received by a corporate Non-U.S. Stockholder that are effectively connected with a U.S. trade or business in which the corporate stockholder is engaged (and if an income tax treaty applies, are attributable to a permanent establishment maintained by the corporate Non-U.S. Stockholder) also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.
Non-U.S. Stockholders should provide the Company with a properly completed Form W-8BEN, Form W-8BEN-E Form W-8IMY, Form W-8ECI or other applicable form in order to avoid 24% backup withholding on the cash they receive from the Company regardless of how they are taxed with respect to their tender of the Shares involved.
Legislation commonly referred to as the “Foreign Account Tax Compliance Act,” or “FATCA,” generally imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions (“FFIs”) unless such FFIs either (i) enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by certain specified U.S. persons (or held by foreign entities that have certain specified U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an intergovernmental agreement (“IGA”) with the IRS to provide such information and are in compliance with the terms of such IGA and any implementing legislation or regulation. The types of income subject to the tax include U.S. source interest and dividends. While the Code would also require withholding on payments of the gross proceeds from the sale of any property that could produce U.S.- source interest or dividends, the U.S. Treasury Department has indicated its intent to eliminate this requirement in proposed regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a specified U.S. person and certain balance and transaction activity within the holder's account. In addition, subject to certain exceptions, this legislation also imposes a 30% withholding on certain payments to certain foreign entities that are not financial institutions unless the foreign entity certifies that it does not have a greater than 10% owner that is a specified U.S. person or provides the withholding agent with identifying information on each greater than 10% owner that is a specified person. Depending on the status of the Non-U.S. Shareholder and the status of the intermediaries through which they hold their shares, if a Non-U.S. Shareholder is deemed to receive a dividend, such Non-U.S. Shareholder could be subject to this 30% withholding tax with respect to distributions on their shares. Under certain circumstances, a Non-U.S. Shareholder might be eligible for refunds or credits of such taxes.
14.  Amendments; Extension of Tender Period; Termination.
We reserve the right, at any time during the pendency of the Offer, to amend, supplement, extend or terminate the Offer in any respect. Without limiting the manner in which we may choose to make a public announcement of such an amendment, supplement, extension or termination, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rules 14e-1(d) and 13e-4(e)(3) promulgated under the Exchange Act).
We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 A.M., Central Time, on the next business day after the Offer would have expired. Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), we will have no obligation to extend the Offer.

15.  Forward Looking Statements; Miscellaneous.
The Offer contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:
•our ability and experience operating a BDC or maintaining our qualification as a RIC under the Code;
•our dependence on key personnel;
•our ability to maintain or develop referral relationships;
•the ability of the Advisor to identify, invest in and monitor companies that meet our investment criteria;
•actual and potential conflicts of interest with the Advisor and other affiliates of Orchard First Source Asset Management Holdings, LLC;
•constraint on investment due to access to material nonpublic information;
•restrictions on our ability to enter into transactions with our affiliates;
•the use of borrowed money to finance a portion of our investments;
•competition for investment opportunities;
•the percentage of investments that bear interest on a floating rate or fixed rate basis;
•our ability to raise debt or equity capital as a BDC;
•the timing, form and amount of any distributions from our portfolio companies;
•the impact of a protracted decline in the liquidity of credit markets on our business;
•the general economy and its impact on the industries in which we invest;
•changes in political, economic or industry conditions affecting the financial and capital markets due to, among other things, the impacts of interest rate and inflation rate changes, the risk of recession or a shutdown of U.S. government services and related market volatility, instability in the U.S. and international banking systems,  the agenda of the new U.S. presidential administration, including the potential impact of tariff enactment and tax reductions, and the ongoing war between Russia and Ukraine;
•interest rate volatility;
•uncertain valuations of our portfolio investments;
•our ability to increase the maximum amount of leverage we may incur to an asset coverage ratio of 150%; and
•the effect of new or modified laws or regulations governing our operations.
Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in the Offer should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements, which apply only as of the date of the Offer.
We have based the forward-looking statements on information available to us on the date of this Offer. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The forward-looking statements and projections contained in this Offer are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
The Offer is not being made to, nor will we accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction.

We are not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. We, however, reserve the right to exclude stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as we make a good-faith effort to comply with any state law deemed applicable to the Offer, we believe that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.
May 22, 2025                       HANCOCK PARK CORPORATE INCOME, INC.